Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-65113, 333-84848, 333-96717, 333-110553 and 333-152296) on Forms S-8 of Cache, Inc. of our report dated March 11, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Cache, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cache, Inc. and subsidiaries for the year ended December 27, 2008.

/s/ MHM Mahoney Cohen CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

March 12, 2009